Exhibit 99.2

Second Amendment to Amended and Restated Trust Agreement

This second amendment, dated as of August 23, 2012 (the “Second Amendment”) to that certain Amended and Restated Motors Liquidation Company GUC Trust Agreement, dated as of June 11, 2012 (as amended pursuant to that certain amendment dated as of June 29, 2012 the “Amended and Restated Trust Agreement”), is executed by Wilmington Trust Company, as trust administrator and trustee (in such capacity, the “GUC Trust Administrator”) and FTI Consulting Inc., as GUC Trust Monitor, in accordance with Section 13.13 of the Amended and Restated Trust Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Trust Agreement.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.6(c) of the Amended and Restated Trust Agreement, the GUC Trust is restricted from making certain payments to Trust Professionals from the Wind-Down Budget Cash in excess of such Trust Professionals’ allocated amounts set forth in the Budget and the Wind-Down Professional Fee Budget and in excess of such Trust Professionals’ Trust Professional Maximum Amount (the “Restrictions”); and

WHEREAS, it is now desirable to modify certain of the Restrictions in order to permit greater flexibility in the use of the Wind-Down Budget Cash; and

WHEREAS, pursuant to Section 13.13(a) of the Amended and Restated Trust Agreement the GUC Trust Administrator, with the approval of the GUC Trust Monitor, may amend the Amended and Restated Trust Agreement without notice to or consent of the Bankruptcy Court or any GUC Trust Beneficiary for the purpose of making any changes that do not adversely affect the interests of the GUC Trust Beneficiaries or the DIP Lenders in any material respect; and

WHEREAS, the Second Amendment is beneficial to the GUC Trust Beneficiaries in that enhanced flexibility in the use of the Wind-Down Budget Cash will limit increased utilization of the Protective Holdback to fund administrative costs of the GUC Trust; and

WHEREAS, the DIP Lenders have acknowledged that the Second Amendment does not adversely affect the interests of the DIP Lenders in any material respect; and

WHEREAS, pursuant to Section 13.13(d) of the Amended and Restated Trust Agreement, the DIP Lenders have provided written consent to the modification of Section 2.6(c) of the Amended and Restated Trust Agreement effected by this Second Amendment; and

WHEREAS, the GUC Trust Monitor has approved this Second Amendment as evidenced by its signature below; and

WHEREAS, this Second Amendment shall become effective upon execution by the appropriate signatories to this Second Amendment.

NOW, THEREFORE, in accordance with Section 13.13 of the Amended and Restated Trust Agreement the Amended and Restated Trust Agreement is hereby amended as follows:

1.	Section 2.6(c) shall be deleted in its entirety and replaced with the following:

The GUC Trust agrees that all payments of Wind-Down Budget Cash to Trust Professionals shall be subject to the annual Budget and are further subject to the Wind-Down Professional Fee Budget, each in the manner set forth below. If the billings of a Trust Professional to be paid from Wind-Down Budget Cash have exceeded the amount allocated to it in the Budget (measured on an annual basis), such Trust Professional shall not be paid from the Wind-Down Budget Cash any amount greater than the amount allocated to it in the Budget for such period except with the written consent of the DIP Lenders, provided that if the DIP Lenders do not consent, the GUC Trust Administrator, in consultation with the GUC Trust Monitor may seek Bankruptcy Court approval to pay the Trust Professional from the Wind-Down Budget Cash an amount greater than the amount allocated in the Budget for such period. The GUC Trust Administrator may only request such Bankruptcy Court approval on the grounds that the DIP Lenders acted in bad faith in not consenting to authorize payment from Wind-Down Budget Cash to the Trust Professional in excess of the Budget. “Bad faith” shall not include, inter alia, a failure to permit payments outside the Budget for any rational business purpose. The Trust Administrator may utilize the Wind-Down Budget Cash to pay Trust Professionals, subject to the annual Budget as described herein, without regard to the Trust Professional Maximum Amount, provided, however, that if the billings of all Trust Professionals, in the aggregate, exceed the aggregate Trust Professional Maximum Amount allocated to all Trust Professionals in the Wind-Down Professional Fee Budget, the Wind-Down Budget Cash shall not be used to pay the Trust Professionals, in the aggregate, an amount in excess of the aggregate Trust Professional Maximum Amount.

Except as expressly amended hereby, the Amended and Restated Trust Agreement shall remain unmodified and in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment or caused this Second Amendment to be duly executed by their respective officers, representatives, or agents as of the date first above written.

WILMINGTON TRUST COMPANY, AS GUC TRUST ADMINISTRATOR AND TRUSTEE:

By:	/s/ David A. Vanaskey, Jr.
Name: David A. Vanaskey, Jr.
Title: Vice President

FTI CONSULTING, INC., AS GUC TRUST MONITOR:

By:	/s/ Anna Phillips
Name: Anna Phillips
Title: Senior Managing Director

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